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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in Azurix Corp.'s Amendment No. 1 to its Registration Statement on Form S-4 (Registration No. 333-42580) in respect of its $240,000,000 Series B Senior Notes due 2007, L100,000,000 Series B Senior Notes due 2007 and $200,000,000 Series B Senior Notes due 2010 of our report dated March 12, 1999 on our audit of the consolidated financial statements of Wessex Water Ltd. (formerly Wessex Water
Plc) as at, and for the year ended, March 31, 1998 and our report dated March 12, 1999 on our audit of Schedule II as it relates to Wessex Water Ltd. (formerly Wessex Water Plc) as at and for the year ended March 31, 1998. We also consent to the reference to our firm under the caption "Experts".


/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
Chartered Accountants
Bristol, England

August 30, 2000